Exhibit 99.1
Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Second Quarter of Fiscal 2016

Union City, California – October 27, 2015 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the second fiscal quarter ended September 30, 2015.

Second quarter overview:
•	Revenues from continuing operations of $56.0 million, up 11% over last year’s comparable quarter.
•	Diluted EPS from continuing operations of $0.34, up 36% over last year’s comparable quarter.
•	Diluted EPS, including discontinued operations, of $0.34, up 42% over last year’s comparable quarter.

Revenues highlights:
•	North America revenues of $45.2 million, up 10% over last year’s comparable quarter.
•	International revenues of $10.8 million, up 14% over last year’s comparable quarter.
•	Medical market revenues of $8.6 million, up 13% over last year’s comparable quarter.
•	Veterinary market revenues from continuing operations of $46.6 million, up 11% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $11.6 million, up 15% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,505 units, up 5% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc revenues of $30.7 million, up 10% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.4 million units, up 12% over last year’s comparable quarter.

Other financial highlights:
•	Gross profit from continuing operations of $32.0 million, up 14% over last year’s comparable quarter.
•	Net income from continuing operations of $7.8 million, up 37% over last year’s comparable quarter.
•	Cash, cash equivalents and investments of $155.2 million as of September 30, 2015.
•	Abaxis paid dividends of $2.5 million or $0.11 per share during the second quarter of fiscal 2016.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “Our performance for the first half of fiscal year 2016 remains strong. Revenues from continuing operations for the second quarter increased by 11% over last year’s comparable quarter to $56.0 million, driven by double-digit revenue increases in North America and internationally. Diluted earnings per share from continuing operations increased by 36% over last year’s comparable quarter to $0.34. Revenues in North America increased by 10%, while international revenues increased by 14% over last year’s comparable quarter. Our gross profit margin from continuing operations expanded to 57.1%, compared to 55.6% in last year’s second quarter, and compared to 55.4% in the first quarter of fiscal 2016. We remain pleased with the contributions of our sales team and our distribution partners, and the efforts of both have been important contributors to our growth.”

Mr. Severson continued, “Looking ahead, we have a number of on-going research and development initiatives under way that we believe will make significant contributions to future operational results, which include the development of electronic connectivity technology as well as a number of high sensitivity immunoassay projects that are expected to expand our offerings to the veterinary and medical markets. We are also executing on pilot projects in Canada through Jack Nathan Health in a number of Walmart Care Clinics throughout the country that we believe could lead to mutually beneficial partnerships. On a more current basis, our partnership with Abbott is working very well, as evidenced by the reagent disc growth over the last several quarters. We continue to operate the company very efficiently from internal cash flow, with a solid cash, cash equivalents and investments position of $155.2 million as of September 30, 2015. We remain committed to driving continued revenue and income growth, while rewarding our shareholders with a quarterly cash dividend.”

Results of Continuing Operations

Quarterly Results

For the fiscal quarter ended September 30, 2015, Abaxis reported revenues from continuing operations of $56.0 million, as compared with revenues of $50.5 million for the comparable period last year, an increase of 11 percent. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, increased by $1.5 million, or 15 percent, over the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $3.5 million, or 9 percent, over the same period last year. Abaxis reported net income from continuing operations of $7.8 million for the fiscal quarter ended September 30, 2015, compared to $5.7 million for the fiscal quarter ended September 30, 2014. Abaxis’ effective tax rate in the quarter ended September 30, 2015 was 36 percent, compared to 36 percent for the same period last year. Abaxis reported diluted net income per share from continuing operations of $0.34 (calculated based on 22,863,000 shares) for the fiscal quarter ended September 30, 2015, compared to $0.25 per share (calculated based on 22,690,000 shares) for the same period last year.

Six-Month Results

For the six-month period ended September 30, 2015, Abaxis reported revenues from continuing operations of $109.1 million, as compared with revenues of $94.5 million for the comparable period last year, an increase of 15 percent. Revenues from instrument sales increased by $2.6 million, or 15 percent, over the same period last year. Revenues from consumables sales increased by $11.0 million, or 15 percent, over same period last year. Abaxis reported net income from continuing operations of $14.8 million for the six-month period ended September 30, 2015, compared to $10.8 million for the same period last year. Abaxis’ effective tax rate in the six month-period ended September 30, 2015 was 36 percent, compared to 37 percent for the same period last year. Abaxis reported diluted net income per share from continuing operations of $0.65 (calculated based on 22,876,000 shares) for the six-month period ended September 30, 2015, compared to $0.48 per share (calculated based on 22,678,000 shares) for the same period last year.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the second quarter of fiscal 2016 was $3.0 million, compared to $2.5 million for the same period last year. Abaxis paid $2.5 million in cash dividends to shareholders during the second quarter of fiscal 2016.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Tuesday, October 27, 2015. Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10074428, through November 3, 2015. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ research and development initiatives and their potential contribution to future operational results, ability of pilots to lead to mutually beneficial partnerships, payment of future cash dividends, financial resources and potential for future growth, market acceptance and penetration of new or expanded product offerings, and future revenues, income and results of operations. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, the effect of exchange rate fluctuations on international operations, fluctuations in quarterly operating results and difficulty in predicting future results, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, dependence on sole or limited source suppliers, the market acceptance of Abaxis’ products, expansion of Abaxis’ sales and marketing and distribution efforts, dependence on key personnel, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ annual report on Form 10‑K, and subsequently filed quarterly reports on Form 10‑Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Revenues	$55,975	$50,471	$109,065	$94,525
Cost of revenues	24,013	22,395	47,711	42,746
Gross profit	31,962	28,076	61,354	51,779
Operating expenses:
Research and development	4,689	4,232	9,412	8,179
Sales and marketing	10,785	10,619	21,371	19,451
General and administrative	4,319	3,797	7,777	6,705
Total operating expenses	19,793	18,648	38,560	34,335
Income from operations	12,169	9,428	22,794	17,444
Interest and other income (expense), net	126	(445)	485	(398)
Income from continuing operations before income tax provision	12,295	8,983	23,279	17,046
Income tax provision	4,472	3,271	8,461	6,260
Income from continuing operations	7,823	5,712	14,818	10,786
Discontinued operations
Loss from discontinued operations, net of tax	(7)	(312)	(7)	(671)
Net income	$7,816	$5,400	$14,811	$10,115

Net income (loss) per share:
Basic
Continuing operations	$0.34	$0.25	$0.65	$0.48
Discontinued operations	-	(0.01)	-	(0.03)
Basic net income per share	$0.34	$0.24	$0.65	$0.45
Diluted
Continuing operations	$0.34	$0.25	$0.65	$0.48
Discontinued operations	-	(0.01)	-	(0.03)
Diluted net income per share	$0.34	$0.24	$0.65	$0.45
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,701	22,507	22,663	22,458
Weighted average common shares outstanding - diluted	22,863	22,690	22,876	22,678
Cash dividends declared per share	$0.11	$0.10	$0.22	$0.20

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30, 2015	March 31, 2015
Current assets:
Cash and cash equivalents	$83,633	$107,015
Short-term investments	49,508	26,109
Receivables, net	30,398	29,015
Inventories	34,450	36,179
Prepaid expenses and other current assets	5,669	2,893
Net deferred tax assets, current	6,576	6,575
Current assets of discontinued operations	101	2,075
Total current assets	210,335	209,861
Long-term investments	22,088	24,181
Investment in unconsolidated affiliate	2,714	2,683
Property and equipment, net	27,260	27,316
Intangible assets, net	1,401	1,491
Net deferred tax assets, non-current	3,682	3,413
Non-current assets of discontinued operations	-	12
Other assets	661	107
Total assets	$268,141	$269,064

Current liabilities:
Accounts payable	$7,710	$7,277
Accrued payroll and related expenses	9,262	11,094
Accrued taxes	355	4,829
Current liabilities of discontinued operations	245	5,536
Other accrued liabilities	8,434	9,804
Deferred revenue	1,464	1,322
Warranty reserve	1,220	1,423
Total current liabilities	28,690	41,285
Non-current liabilities:
Deferred revenue	2,751	3,219
Warranty reserve	1,604	1,733
Net deferred tax liabilities	310	310
Notes payable, less current portion	430	480
Other non-current liabilities	1,833	1,843
Total non-current liabilities	6,928	7,585
Total liabilities	35,618	48,870
Shareholders' equity:
Common stock	135,069	132,559
Retained earnings	97,461	87,643
Accumulated other comprehensive loss	(7)	(8)
Total shareholders' equity	232,523	220,194
Total liabilities and shareholders' equity	$268,141	$269,064

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

The following table presents our revenues by source for the three and six months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Six Months Ended September 30,
Revenues by Geographic Region	2015	2014	2015	2014
North America	$45,176	$41,039	$87,487	$75,956
International	10,799	9,432	21,578	18,569
Total revenues	$55,975	$50,471	$109,065	$94,525

	Three Months Ended September 30,		Six Months Ended September 30,
Revenues by Customer Group	2015	2014	2015	2014
Medical Market	$8,631	$7,616	$17,315	$14,861
Veterinary Market	46,599	42,096	90,188	78,040
Other	745	759	1,562	1,624
Total revenues	$55,975	$50,471	$109,065	$94,525